EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Del Global Technologies Corp. on Form S-3 of our report dated October 23, 1996 appearing in the Annual Report on Form 10-K of Del Global Technologies Corp. for the year ended August 3, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/DELOITTE & TOUCHE LLP
New York, New York


October 10, 1997